Registration No. 333-____________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           James Monroe Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

               Virginia                                         54-1941875
     (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                 (703) 524-8100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 John R. Maxwell
                      President and Chief Executive Officer
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                 (703) 524-8100

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

    Noel M. Gruber, Esquire                    Scott H. Richter, Esquire
    David H. Baris, Esquire                    George P. Whitley, Esquire
Kennedy, Baris & Lundy, L.L.P.          LeClair Ryan, A Professional Corporation
4701 Sangamore Road, Suite P-15             707 East Main Street, Suite 1100
   Bethesda, Maryland 20816                     Richmond, Virginia 23219

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                          /_/
If the registrant elects to deliver a copy of its latest annual report to securityholders or a complete and legible facsimile thereof, pursuant to item
11(a)(1) of this form, check the following box.                         /_/
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                      /_/_________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                           /_/___________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                           /_/___________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                         /_/

                         CALCULATION OF REGISTRATION FEE

================================================================================
    Title of Shares to be          Proposed Maximum       Amount of Registration
         Registered            Aggregate Offering Price          Fee (1)
--------------------------------------------------------------------------------
Common stock, $1.00 par value         $2,300,000                 $186.07
================================================================================

(1) Registration fee, calculated in accordance with Rule 457(o).

This Registration Statement shall become effective upon filing in accordance with the provisions of Rule 462(b) under the Securities Act of 1933.

This Registration Statement on Form S-2 of James Monroe Bancorp, Inc., a Virginia corporation (the "Company") is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "1933 Act"). This Registration Statement relates to the public offering of the Company's common stock reflected in Registration Statement number 333-108864, which was declared effective on November 10, 2003. The contents of Registration Statement number 333-108864, as amended by pre-effective amendment number 1 thereto, including exhibits thereto and documents incorporated by reference therein, are hereby incorporated by reference herein, in accordance with Rule 462(b) under the 1933 Act, and the instructions to Form S-2.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits filed as part of this registration statement are as follows:

         (a)      LIST OF EXHIBITS

         Number            Description
         ------            -----------

         5     Opinion of Kennedy, Baris & Lundy, L.L.P.
         23(a) Consent of Yount, Hyde & Barbour, PC, Independent Auditors
         23(b) Consent of Kennedy, Baris & Lundy, L.L.P. (included in Exhibit 5)
-------------------------

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia, on November 10, 2003.

                                              JAMES MONROE BANCORP, INC.


                                              By:   /s/ John R. Maxwell
                                                   -----------------------------
                                                      John R. Maxwell, President

         In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         SIGNATURE                     TITLE                                   DATE

 /s/ Fred A. Burroughs, III        Director                             November 10, 2003
--------------------------------
Fred A. Burroughs, III

 /s/ Dr. Terry L. Collins          Director                             November 10, 2003
--------------------------------
Dr. Terry L. Collins

 /s/ Norman P. Horn                Director                             November 10, 2003
--------------------------------
Norman P. Horn

 /s/ Dr. David C. Karlgaard        Director                             November 10, 2003
--------------------------------
Dr. David C. Karlgaard

/s/ Richard I. Linhart             Director, Chief Operating Officer,   November 10, 2003
--------------------------------   Secretary (Principal Accounting
Richard I. Linhart                 and Financial Officer)


 /s/ Richard C. Litman             Director                             November 10, 2003
--------------------------------
Richard C. Litman

 /s/ John R. Maxwell               President, Chief Executive Officer   November 10, 2003
--------------------------------   and Director (Principal
John R. Maxwell                    Executive Officer)

 /s/ Dr. Alvin E. Nashman          Director                             November 10, 2003
--------------------------------
Dr. Alvin E. Nashman

 /s/ Helen L. Newman               Director                             November 10, 2003
--------------------------------
Helen L. Newman

 /s/ Thomas L. Patterson           Director                             November 10, 2003
--------------------------------
Thomas L. Patterson

 /s/ David W. Pijor                Chairman of the Board of Directors   November 10, 2003
--------------------------------
David W. Pijor

 /s/ Russell E. Sherman            Director                             November 10, 2003
--------------------------------
Russell E. Sherman


                                      II-2